SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM 8-K


                               CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported)  January 23, 1997

                         Berry Petroleum Company
          (Exact name of registrant as specified in its charter)


   Delaware	                 1-9735         	  77-0079387
(State or other	           (Commission       	IRS Employer
jurisdiction of	           File Number)     Identification No.
incorporation)


        28700 Hovey Hills Road, P.O. Bin X, Taft, CA 93268
            	(Address of principal executive offices)


Registrant's telephone number, including area code    (805) 769-8811


                                 N/A
    (Former name or former address, if changed since last report)

Item 5.	Other Events

     Berry Petroleum Company has reached a settlement with the federal government and the State of California for civil damages arising from the December 1993 oil pipeline release at the Company's West Montalvo site in Ventura County, California.

     On January 23, 1997, a civil lawsuit and accompanying Consent Decree was filed by the federal and state governments in the United States Central District Court in Los Angeles. In accordance with the Consent Decree, once approved by the Court, the Company is required to pay approximately
$3.2 million to the federal and state governments. The Company has already paid approximately $.6 million of the $3.2 million to state and federal agencies for part of the response and assessment charges of those agencies in connection with the oil release. The Company will pay approximately
$1.3 million of the remaining balance into a trust fund for restoration activities at or near McGrath Lake, the site of the release, with the remainder as payment of further response and assessment costs, civil damages and penalties. Of the $3.2 million settlement, approximately 73% will be covered through the Company's insurance. The settlement will have no negative impact on the Company's income statement, as previous accruals for the settlement are adequate.


                               	SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  January 23, 1997       	    	   Berry Petroleum Company



                                       By:  /s/ Jerry V. Hoffman

                                            Jerry V. Hoffman, President
                                            and Chief Executive Officer